Exhibit 10.53

DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

THIS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT is made on November 22, 2019 (the “Effective Date”) by and between Kineta Chronic Pain, LLC, a Washington limited liability company with offices at 219 Terry Avenue North, Suite 300, Seattle, WA 98109 (“COMPANY” or “Kineta”) and AmbioPharm, Inc., a California corporation with an office at 1024 Dittman Court, North Augusta, SC 29842, (“AmbioPharm”).

RECITALS:

A.     WHEREAS, COMPANY and its Affiliates are in the business of discovering, developing and commercializing pharmaceutical products;

B.     WHEREAS, AmbioPharm and its Affiliates are in the business of providing pharmaceutical development, analytical, storage and/or manufacturing services;

C.     WHEREAS, COMPANY wishes to retain AmbioPharm and its Affiliates to provide certain services associated with the development, analysis, storage, and/or manufacturing and/or supply of certain quantities of specific products, as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

AGREEMENT:

1.            Definitions. Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below:

1.1

“Affiliate” means, with respect to either COMPANY or AmbioPharm, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with COMPANY or AmbioPharm, as the case may be. As used in the definition of Affiliate, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.2

“Agreement” means this Development and Manufacturing Services Agreement, together with all Appendices attached hereto, as amended from time to time by the parties in accordance with Section 15.6, and all fully signed Work Orders entered into by the parties.

1.3

“API/Drug Substance” means the active pharmaceutical ingredient or drug substance identified on the applicable Work Order.

1.4

“Applicable Law” means all applicable ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders of any kind whatsoever of any Authority, as amended from time to time including, without limitation, cGMP (if applicable).

1.5

“Authority” means any government regulatory authority responsible for granting approvals for the performance of Services under this Agreement or for issuing regulations pertaining to the Manufacture and/or use of Product in the intended country of use, including, without limitation, the FDA and EMA.

1.6

“Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch record.

1.7

“Certificate of Analysis” means a document signed by an authorized representative of AmbioPharm, describing Specifications for, and testing methods applied to, Product, and the results of testing.

1.8

“cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Authority.

1.9

“Change Order” has the meaning set forth in Section 5.3.

1.10

“Confidential Information” has the meaning set forth in Section 10.

1.11

“Develop” or “Development” means the studies and other activities conducted by AmbioPharm under a Work Order to develop and/or validate all or any part of a Manufacturing Process including, without limitation, analytical tests and methods, formulations and dosage forms and stability.

1.12

“Equipment” means any equipment or machinery, including COMPANY Equipment, used by AmbioPharm in the performance of Services, including without limitation, Development and/or Manufacturing of Product, or the holding, processing, testing, or release of Product.

1.13

“Facility” means the facilities of AmbioPharm identified in the applicable Work Order.

1.14

“FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.15

“FDCA” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §321 et seq., as amended from time to time.

1.16

“force majeure” has the meaning set forth in Section 15.2.

1.17

“Improvements” means all Technology, and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of Services under this Agreement.

1.18

“IND” means an Investigational New Drug application filed with the FDA in accordance with Applicable Law.

1.19

“Manufacture” and “Manufacturing” means any steps, processes and activities necessary to produce Product including, without limitation, the manufacturing, processing, packaging, labeling, quality control testing, stability testing, release, storage or supply of Product.

1.20

“AmbioPharm Indemnitees” has the meaning set forth in Section 12.2.

1.21

“AmbioPharm Technology” means the Technology of AmbioPharm (a) existing prior to the Effective Date, (b) developed or obtained by or on behalf of AmbioPharm independent of this Agreement and without the use, reliance, incorporation of, or otherwise derived from COMPANY Technology or the Confidential Information of COMPANY, and c) Improvements to subsection (a) or (b) above, by or on behalf of AmbioPharm.

1.22

“Manufacturing Process” means any and all processes and activities (or any step in any process or activity) used or planned to be used by AmbioPharm to Manufacture Product, as evidenced in the Batch Documentation or master Batch Documentation.

1.23

“New Drug Application” means a New Drug Application filed with the FDA in accordance with Applicable Law.

1.24

“Product” means any API/Drug Substance as specified in the applicable Work Order, including, if applicable, bulk packaging and/or labeling as provided in such Work Order.

1.25

“Quality Agreement” has the meaning set forth in Section 2.2.

1.26

“Records” has the meaning set forth in Section 5.4(a).

1.27

“Representative” has the meaning set forth in Section 3.1.

1.28

“Reprocess” and “Reprocessing” means introducing a Product back into the process and repeating appropriate manipulation steps that are part of the established Manufacturing Process. Continuation of a process step after an in-process control test shows the process to be incomplete is not considered reprocessing.

1.29

“Rework” and “Reworking” means subjecting a Product to one or more processing steps that are different from the established Manufacturing Process.

1.30

“COMPANY Equipment” means the Equipment, if any, identified on the applicable Work Order as being provided by COMPANY or purchased or otherwise acquired by AmbioPharm at COMPANYs expense.

1.31    “COMPANY Indemnitees” has the meaning set forth in Section 12.1.

1.32    “COMPANY Materials” means the materials identified in the applicable Work Order as being provided by COMPANY, including labels (if any) for Product.

1.33    “COMPANY Technology” means (a) COMPANY Materials and any intermediates, components, or derivatives of COMPANY Materials, (b) Product and any intermediates, components, or derivatives of Product, (c) Specifications, (d) any Improvements (other than Improvements to AmbioPharm Technology); (e) any Manufacturing Process purchased by the COMPANY pursuant to the terms of Sections 9.1 and 9.3 below; and (f) the Technology of COMPANY: (i) existing prior to the Effective Date, or (ii) developed or obtained by or on behalf of COMPANY independent of this Agreement and without the use, reliance, incorporation of, or otherwise derived from AmbioPharm Technology or the Confidential Information of AmbioPharm.

1.34    “Services” means the Development, Manufacturing and/or other services described in a Work Order entered into by the parties.

1.35    “Specifications” means the list of tests, references to any analytical procedures and appropriate acceptance criteria attached to a Work Order, which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Product at any stage of Manufacture should conform to be considered acceptable for its intended use that are provided by or approved by COMPANY, as such specifications are amended or supplemented from time to time by COMPANY in writing.

1.36    “Technology” means all methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws).

1.37    “Work Order” means a written work order referencing this Agreement, substantially in the form attached hereto as Appendix A, for the performance of Services by AmbioPharm under this Agreement.

2.            Engagement of AmbioPharm.

2.1      Services and Work Orders. From time to time, COMPANY may wish to engage AmbioPharm to perform Services for COMPANY. Such Services will be set forth in a Work Order. Each Work Order will be appended to this Agreement, will include the material terms for the project, and shall include the scope of work, specified Services, Specifications, deliverables, timelines, milestones (if any), quantity, budget, payment schedule and such other details and special arrangements as are agreed to by the parties with respect to the activities to be performed under such Work Order. No Work Order will be effective unless and until it has been agreed to and signed by authorized representatives of both parties. Documents relating to the relevant project, including without limitation Specifications, proposals, quotations and any other relevant documentation, will only be effective if attached to the applicable Work Order or incorporated in the Work Order by reference. Each fully signed Work Order will be subject to the terms of this Agreement and will be incorporated herein and form part of this Agreement. AmbioPharm will perform the Services specified in each fully signed Work Order, as amended by any applicable Change Order(s), and in accordance with the terms and conditions of such Work Order and this Agreement. Nothing in this Agreement will obligate either party to enter into any Work Order under this Agreement:

2.2      Quality Agreement. The parties will also agree upon a Quality Agreement containing quality assurance provisions for the Manufacture of Product (“Quality Agreement”), which agreement will be incorporated by reference in the Work Order. (e.g. Appendix A)

2.3      Conflict Between Documents. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any Work Order, Quality Agreement, purchase order, or other document or form used by the parties, the terms of this Agreement will control.

3.            Project Performance.

3.1

Representatives. Each party will appoint a representative having primary responsibility for day-to-day interactions with the other party for the Services (each, a “Representative”), who will be identified in the applicable Work Order. Each party may change its Representative by providing written notice to the other party in accordance with Section 15.3; provided that AmbioPharm will use reasonable efforts to provide COMPANY with at least thirty (30) days prior written notice of any change in its Representative for the Services. Except for notices or communications required or permitted under this Agreement, which will be subject to Section 15.3, or unless otherwise mutually agreed by the parties in writing, all communications between AmbioPharm and COMPANY regarding the conduct of the Services pursuant to such Work Order will be addressed to or routed directly through the parties’ respective Representatives. AmbioPharm Representative will be responsible for organizing team meetings, setting the agenda and managing any follow-up action items.

3.2

Communications. The parties will hold project team meetings via teleconference or in person, on a periodic basis as agreed upon by the Representatives. AmbioPharm will make written reports to COMPANY as specified in the applicable Work Order.

3.3

Subcontracting. AmbioPharm may not subcontract with any Affiliate or third-party to perform any of its obligations under this Agreement without the prior written consent of COMPANY. AmbioPharm shall promptly provide to COMPANY any information that COMPANY reasonably requests concerning any permitted subcontractor, including, without limitation, any permitted subcontractor that is an Affiliate of AmbioPharm. AmbioPharm will be solely responsible for the performance of any permitted subcontractor, and for costs, expenses, damages, or losses of any nature arising out of such performance as if such performance had been provided by AmbioPharm itself under this Agreement. AmbioPharm will cause any such permitted subcontractor to be bound by, and to comply with, the terms of this Agreement, as applicable, including without limitation, all confidentiality, quality assurance, regulatory and other obligations and requirements of AmbioPharm set forth in this Agreement.

3.4

Duty to Notify. AmbioPharm will promptly notify COMPANY if at any time during the term of this Agreement AmbioPharm has reason to believe that it will be unable to perform or complete the Services in a timely manner. Compliance by AmbioPharm with this Section 3.4 will not relieve AmbioPharm of any other obligation or liability under this Agreement.

4.            Materials and Equipment.

4.1

Supply of Materials. Unless the parties otherwise agree in a Work Order, AmbioPharm will supply, in accordance with the relevant approved raw material specifications, all materials to be used by AmbioPharm in the performance of Services under a Work Order other than the COMPANY Materials specified in such Work Order. COMPANY or its designees will provide AmbioPharm with the COMPANY Materials. AmbioPharm agrees (a) to account for all COMPANY Materials, (b) not to provide COMPANY Materials to any third party without the express prior written consent of COMPANY, (c) not to use COMPANY Materials for any purpose other than conducting the Services, including, without limitation, not to analyze, characterize, modify or reverse engineer any COMPANY Materials or take any action to determine the structure or composition of any COMPANY Materials unless required pursuant to a signed Work Order, (d) to destroy or return to COMPANY all unused quantities of COMPANY Materials according to COMPANY written directions, and e) store the COMPANY Material in accordance to cGMP, if applicable.

4.2

Ownership of Materials. COMPANY will at all times retain title to and ownership of any materials provided to AmbioPharm until which point they are incorporated into the process. Once any COMPANY-provided materials are incorporated into AmbioPharm’s manufacturing process, ownership of those raw materials, subsequent intermediates, & final product is retained by AmbioPharm until an invoice is issued. AmbioPharm will provide within the Facility an area or areas where the COMPANY Materials, Product, any intermediates and components of COMPANY Materials or Product, and any work in process are segregated and stored in accordance with the Specifications and cGMP (if applicable), and in such a way as to be able at all times to clearly distinguish such materials from products and materials belonging to AmbioPharm, or held by it for a third party’s account. AmbioPharm will ensure that COMPANY Materials, Product, any intermediates and components of any COMPANY Materials or Product, and any work in process are free and clear of any liens or encumbrances. AmbioPharm will at all times take such measures as are required to protect the COMPANY Materials, Product, any intermediates and components of any COMPANY Materials or Product, and any work in process from risk of loss or damage at all stages of the Manufacturing Process, and AmbioPharm shall bear the risk of loss for such COMPANY Materials, Products and any work in process while the same are in AmbioPharm’s custody and control. AmbioPharm will immediately notify COMPANY if at any time it believes any Product or COMPANY Materials, or any intermediates and components of any COMPANY Materials or Product, have been damaged, lost or stolen.

4.3

Supply of Equipment. Unless otherwise agreed in a Work Order, AmbioPharm will supply all Equipment necessary to perform the Services, except that COMPANY will supply the COMPANY Equipment identified in a Work Order, if any. The COMPANY Equipment will not be used by AmbioPharm except in performance of Services under the applicable Work Order. Title to the COMPANY Equipment will remain with COMPANY and AmbioPharm will ensure that the COMPANY Equipment is properly labeled as COMPANY property and remains free and clear of any liens or encumbrances, and AmbioPharm shall bear the risk of loss for such COMPANY Equipment. At COMPANYs written request, the COMPANY Equipment will be returned to COMPANY, or to COMPANYs designee. AmbioPharm will be responsible, at its own cost, for maintenance of the COMPANY Equipment. To the extent COMPANY provides spare parts for the COMPANY Equipment, such spare parts will remain the property of COMPANY and will be used by AmbioPharm only for maintenance of the COMPANY Equipment. AmbioPharm will immediately notify COMPANY if at any time it believes any COMPANY Equipment has been damaged, lost or stolen.

5.           Development and Manufacture of Product.

5.1

Resources; Applicable Law. AmbioPharm shall comply with all Applicable Law and adherence to cGMP compliance in performing Services.

5.2

Facility.

(a)          Performance of Services. AmbioPharm will perform all Services at the Facility, provide all staff necessary to perform the Services in accordance with the terms of the applicable Work Order and this Agreement, and hold at such Facility all Equipment, COMPANY Equipment, COMPANY Materials and other items used in the Services. AmbioPharm will not change the location of such Facility or use any additional facility for the performance of Services under this Agreement without at least one hundred fifty (150) days prior written notice to, and prior written consent from, COMPANY, which consent will not be unreasonably withheld or delayed (it being understood and agreed that COMPANY may withhold consent pending satisfactory completion of a quality assurance audit, regulatory impact assessment of the new location or additional facility, and any required regulatory filings with the appropriate Authorities, as the case may be). AmbioPharm will maintain, at its own expense, the Facility and all Equipment required for the Manufacture of Product in a state of repair and operating efficiency consistent with the requirements of cGMP (if applicable) and all Applicable Law.

(b)          Validation. AmbioPharm will be responsible for performing all validation of the Facility, Equipment and cleaning, calibration and maintenance processes employed in the Manufacturing Process in accordance with cGMP (if applicable), AmbioPharm’s SOPs, the applicable Quality Agreement, the applicable Work Order, the applicable Specifications, Applicable Law, and in accordance with any other validation procedures established by COMPANY and made known in writing to AmbioPharm. AmbioPharm will also be responsible for ensuring that all such validated processes are carried out in accordance with their terms.

(c)          Licenses and Permits. AmbioPharm will be responsible, at its sole expense, for obtaining, at its expense, any Facility or other licenses or permits, and any regulatory and government approvals necessary for the performance of Services by AmbioPharm under this Agreement. At COMPANYs request, AmbioPharm will provide COMPANY with copies of all such approvals and submissions to Authorities, and COMPANY will have the right to use any and all information contained in such approvals or submissions in connection with regulatory approval and/or commercial development of Product.

5.3

Changes to Work Orders, Manufacturing Process and Specifications.

(a)          Changes to Work Orders. If the scope of work of a Work Order changes, then the applicable Work Order shall be amended as provided in this Section 5.3(a). If a required modification to a Work Order is identified by COMPANY or by AmbioPharm, the identifying party will notify the other party in writing as soon as reasonably possible. AmbioPharm will provide COMPANY with a change order containing a description of the required modifications and their effect on the scope, fees and timelines specified in the Work Order (“Change Order”), and will use reasonable efforts to do so within ten (10) business days of receiving or providing such notice, as the case may be. No Change Order will be effective unless and until it has been signed by authorized representatives of both parties. If COMPANY does not approve such Change Order, and has not terminated the Work Order, but requests the Work Order to be amended to take into account the modification, then the parties will use reasonable efforts to agree on a Change Order that is mutually acceptable. If practical, AmbioPharm will continue to work under the existing Work Order during any such negotiations, provided such efforts would facilitate the completion of the work envisioned in the proposed Change Order, but will not commence work in accordance with the Change Order until it is authorized in writing by COMPANY.

(b)          Process/Specifications Changes. Any change or modification to the Manufacturing Process for any Product will be made in accordance with the change control provisions of the applicable Quality Agreement. Any change in Specifications for any product must be approved in advance by COMPANY and will be made in accordance with the change control provisions of the applicable Quality Agreement.

5.4

Record and Sample Retention.

(a)          Records. AmbioPharm will keep complete and accurate records (including, without limitation, reports, accounts, notes, protocols, raw data (such as chromatograms) and any other data and records of all information and results obtained from performance of Services except for batch records which are discussed in Section 6.1) of all work done by it under this Agreement, in form and substance as specified in the applicable Work Order, the applicable Quality Agreement, and this Agreement (collectively, the “Records”). All such Records will be the property of AmbioPharm. AmbioPharm will not transfer, deliver or otherwise provide any such Records to any party other than COMPANY, without the prior written approval of COMPANY. Records will be provided in electronic format to COMPANY. COMPANY agrees not to disclose any new Manufacturing Process developed by AmbioPharm contained in any Records to third party manufacturing vendors unless (i) agreed to in writing by AmbioPharm, or (ii) COMPANY has purchased, in accordance with an applicable work order, any new Manufacturing Process not already owned by COMPANY. All original Records of the Development and Manufacture of Product under this Agreement will be retained and archived by AmbioPharm in accordance with cGMP (if applicable) and Applicable Law, but in no case for less than a period of five (5) years following completion of the applicable Work Order.

(b)          Sample Retention. AmbioPharm will take and retain, for such period and in such quantities as may be required by cGMP (if applicable) and the applicable Quality Agreement, samples of Product from the Manufacturing Process produced under this Agreement. Further, upon COMPANY written request, AmbioPharm will submit such samples to COMPANY.

5.5

Regulatory Matters.

(a)          Regulatory Approvals. Upon COMPANY approval with signed work order, AmbioPharm will be responsible for filing and maintaining the Drug Master File (DMF) in CTD format. COMPANY will be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for COMPANY use of any Product Developed and/or Manufactured under this Agreement, including, without limitation, DMF, IND, ANDA, and NDA submissions and any analogous submissions filed with the appropriate Authority of a country (worldwide) other than the United States. AmbioPharm will be responsible for providing COMPANY with all supporting data and information relating to the Development and/or Manufacture of Product necessary for obtaining such approvals, including, without limitation, all Records, raw data, reports, authorizations, certificates, methodologies, Batch Documentation, raw material specifications, SOPs, standard test methods, Certificates of Analysis, Certificates of Compliance and other documentation in the possession or under the control of AmbioPharm relating to the Development and Manufacture of Product (or any intermediate, or component of Product). There will be administrative fees associated with providing such information and will be detailed in a work order. However, if additional request for data are required by COMPANY or any other regulatory authority, Ambiopharm will provide COMPANY with a quotation to cover such request.

(b)          Regulatory Inspections. AmbioPharm will permit COMPANY or its agents to be present and participate in any visit or inspection by any Authority of the Facility (to the extent it relates in any way to any COMPANY Product) or the Manufacturing Process. AmbioPharm will give as much advance notice as possible to COMPANY of any such visit or inspection. AmbioPharm will provide COMPANY with a copy of any report or other written communication received from such Authority in connection with such visit or inspection, and any written communication received from any Authority relating to any Product, the Facility (if it relates to or affects the Development and/or Manufacture of Product) or the Manufacturing Process, within twenty-four (24) hours after receipt, and will consult with, and require approval from, COMPANY before responding to each such communication. AmbioPharm will provide COMPANY with a copy of its final responses within five (5) business days after submission.

5.6

Waste Disposal. The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the Services will be the responsibility of AmbioPharm at AmbioPharm’s sole cost and expense. Without limiting other applicable requirements, AmbioPharm will prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Law (US).

5.7

Safety Procedures. AmbioPharm will be solely responsible for implementing and maintaining health and safety procedures for the performance of Services and for the handling of any materials or hazardous waste used in or generated by the Services. AmbioPharm, in consultation with COMPANY, will develop safety and handling procedures for API/Drug Substance and Product; provided, however, that COMPANY will have no responsibility for AmbioPharm’s health and safety program.

6.

Testing and Acceptance Process.

6.1

Testing by AmbioPharm. The Product Manufactured under this Agreement will be Manufactured in accordance with the Manufacturing Process with cGMP (unless otherwise expressly stated in the applicable Work Order). Each Batch of Product will be sampled and tested by AmbioPharm against the Specifications, and the quality assurance department of AmbioPharm and COMPANY will review the documentation relating to the Manufacture of the Batch and will assess if the Manufacture has taken place in compliance with cGMP (if applicable) and the Manufacturing Process.

6.2

Provision of Batch Documentation. If, based upon such tests and documentation review, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP (if applicable) and the Manufacturing Process, then a Certificate of Analysis (CoA) will be completed and approved by the quality assurance department of AmbioPharm. A statement of Compliance is included in the COA. AmbioPharm shall provide COMPANY with full Batch records in electronic format COMPANY agrees not to disclose any new Manufacturing Process developed by AmbioPharm contained in any Batch records to third party manufacturing vendors unless (i) agreed to in writing by AmbioPharm, or (ii) COMPANY has purchased, in accordance with an applicable work order, any new Manufacturing Process not already owned by COMPANY.

6.3

Review of Batch Documentation; Acceptance. COMPANY will review the Certificate of Analysis (CoA) for each Batch of Product and may, but is not obligated to, test samples of the Batch of Product against the Specifications. COMPANY will notify AmbioPharm in writing of its acceptance or rejection of such Batch within four (4) weeks of receipt of the complete Certificate of Analysis (CoA) relating to such Batch. During this review period, the parties agree to respond promptly, but in any event within ten (10) days, to any reasonable inquiry or request for a correction or change by the other party with respect to such documentation. COMPANY has no obligation to accept a Batch if such Batch does not comply with the Specifications and/or was not Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process.

6.4

Disputes. In case of any disagreement between the parties as to whether Product conforms to the applicable Specifications or cGMP (if applicable), or if there is a latent defect, the quality assurance representatives of the parties will attempt in good faith to resolve any such disagreement and COMPANY and AmbioPharm will follow their respective SOPs to determine the conformity of the Product to the Specifications and cGMP (if applicable). If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed thirty (30) days), a representative sample of such Product will be submitted to an independent testing laboratory mutually agreed upon by the parties for tests and final determination of whether such Product conforms with such Specifications. The laboratory must meet cGMP (if applicable), be of recognized standing in the industry, and consent to the appointment of such laboratory will not be unreasonably withheld or delayed by either party. Such laboratory will use the test methods contained in the applicable Specifications. The determination of conformance by such laboratory with respect to all or part of such Product will be final and binding on the parties absent manifest error. The fees and expenses of the laboratory incurred in making such determination will be paid by the party against whom the determination is made.

6.5

Product Non-Compliance. During and after COMPANY acceptance, if it is discovered a Batch of Product fails to conform to the Specifications or was not Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process, then no payment will be performed by COMPANY. Furthermore, the pre-payment must be paid-back from AmbioPharm to COMPANY.

7.

Shipping and Delivery. AmbioPharm agrees not to ship Product to COMPANY or its designee until it has received a written approval from COMPANY or COMPANYs designee to ship. Storage fees may apply 90 days after Product is release by Ambiopharm’s QA/QC. AmbioPharm will ensure that each Batch will be delivered to COMPANY or COMPANYs designee, (a) on the delivery date and to the destination designated by COMPANY in writing, and (b) in accordance with the instructions for shipping and packaging specified by COMPANY in the applicable Work Order or as otherwise agreed to by the parties in writing. Delivery terms will be FOB (Incoterms 2010), AmbioPharm’s United Stated facility as designated in approved Work Order. Ownership and risk-of-loss of the Product shall be borne by COMPANY upon transfer of the Product to any common carrier for the purpose of shipping to COMPANY’s designated location(s). A bill of lading will be furnished to COMPANY with respect to each shipment.

8.

Fees and Payments.

8.1

Price. The price of Product and/or the fees and expenses for the performance of Services will be set forth in the applicable Work Order.

●	Company shall require a 30% pre-payment for manufacturing activities prior to the acquisition of raw material and the start of manufacturing.

●	If Ambiopharm is unable to manufacture the product to the specified Work Order, the COMPANY will not be responsible for payment and the pre-payment must be paid-back from AmbioPharm to COMPANY.

●	If the amount of product manufactured is less than the amount agreed to in the Work Order, the fees will be pro-rated to the unit price listed in the Work Order.

8.2

Invoice. AmbioPharm will invoice COMPANY pre-payment activities as required, upon signed Work Order. AmbioPharm will invoice COMPANY upon Ambiopharm’s QA/QC release of each batch and according to the invoice schedule in the applicable Work Order, referencing in each such invoice the Work Order(s) to which such invoice relates. Payment of undisputed invoices will be due thirty (30) days after receipt of the invoice and reasonable supporting documentation by COMPANY.

8.3

Payments. COMPANY will make all payments pursuant to this Agreement by check or wire transfer to a bank account designated in writing by AmbioPharm. All payments under this Agreement will be made in United States Dollars.

8.4

Financial Records. AmbioPharm will keep accurate records of all Services performed and invoice calculations, and, upon the request of COMPANY, will permit COMPANY or its duly authorized agents to examine such records during normal business hours for the purpose of verifying the correctness of all such calculations.

8.5

Taxes. Duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of Services will be borne by COMPANY (other than taxes based upon the income of AmbioPharm).

9.

Intellectual Property Rights.

9.1

COMPANY Technology. All rights to and interests in COMPANY Technology will remain solely in COMPANY and no right or interest therein is transferred or granted to AmbioPharm under this Agreement. AmbioPharm acknowledges and agrees that it does not acquire a license or any other right to COMPANY Technology except for the limited purpose of carrying out its duties and obligations under this Agreement and that such limited, non-exclusive, license will expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever is the first to occur. Any new Manufacturing Process developed by AmbioPharm will remain property of AmbioPharm until which time it is purchased by COMPANY in accordance with the applicable work order. For clarity, as of the Effective Date, the COMPANY owns, among other processes, and does not convey any ownership rights to AmbioPharm, the Manufacturing Process listed Schedule 1 (“Kineta-Owned Manufacturing Process”) and no additional fee will be charged by AmbioPharm for Kineta-Owned Manufacturing Process. Such Kineta-Owned Manufacturing Process is considered COMPANY Technology and is excluded from “Manufacturing Process” for purposes of this Agreement.

9.2

AmbioPharm Technology. All rights to and interests in AmbioPharm Technology will remain solely in AmbioPharm and, except as otherwise set forth in this Agreement, no right or interest therein is transferred or granted to Company under this Agreement. AmbioPharm hereby grants to COMPANY and its Affiliates a non-exclusive, perpetual, irrevocable, royalty-free, transferable and sub-licensable license to use and modify AmbioPharm Technology to develop, Manufacture, have Manufactured, distribute, offer for sale, sell, and otherwise dispose of Product.

9.3

Improvements to Manufacturing Process. If COMPANY elects to purchase the Manufacturing Process, AmbioPharm agrees (a) to promptly disclose to COMPANY such Manufacturing Process, including all Improvements to such Manufacturing Process, whether patentable or not, and (b) that the Manufacturing Process and all Improvements to such Manufacturing Process, including, without limitation any such Improvements conceived, discovered, invented, developed, created, made or reduced to practice by or on behalf of AmbioPharm after such purchase of such Manufacturing Process will be the sole and exclusive property of COMPANY, and are hereby assigned to COMPANY (or its designee), and (c) that any such assignment to COMPANY (or its designee) shall be made without additional compensation to AmbioPharm. AmbioPharm will take such steps as COMPANY may reasonably request (at COMPANYs expense) to vest in COMPANY (or its designee) ownership of the Improvements. AmbioPharm has no such obligation pertaining to improvements unless COMPANY purchases the manufacturing process.

9.4

Patent Filings. AmbioPharm can collaborate with COMPANY to jointly file a patent of the manufacturing process. If the Manufacturing Process is purchased from AmbioPharm, COMPANY will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole expense, any patents that claim or cover such Manufacturing Process, including any Improvements thereof. If COMPANY declines to file and prosecute any patent applications or to maintain any patents relating to such Manufacturing Process, including any Improvements thereof, it will give AmbioPharm reasonable notice to this effect and thereafter, AmbioPharm may, upon written notice to COMPANY, file and prosecute such patent applications and/or maintain such patents, in the name of COMPANY and at AmbioPharm’s sole expense.

9.5

Technology Transfer. If COMPANY elects to Manufacture Product, or to have Product Manufactured by a third party, and has already purchased the manufacturing process, then AmbioPharm will provide to COMPANY or its designee, all Manufacturing information, including, without limitation, transfer protocol, documentation, technical assistance, materials and cooperation by appropriate employees of AmbioPharm as COMPANY or its designee may reasonably require in order to Manufacture Product. There may be administrative fees associated with providing such information and will be detailed in a work order; provided that such fees are reasonable and not excessive.

10.

Confidentiality.

10.1

Confidential Information. During the Term and continuing thereafter, each party will keep confidential and not disclose to others or use for any purpose other than as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement, all “Confidential Information” including the Confidential Information disclosed under the CDA (as defined below). As used in this Agreement, “Confidential Information” means any scientific, technical, trade or business information which is given by one party or its Affiliates or their respective employees or representatives to the other and which is treated by the disclosing party as confidential or proprietary or a trade secret or is developed by one party for the other under the terms of this Agreement. Confidential Information of AmbioPharm includes, but is not limited to, AmbioPharm Technology. Confidential Information of COMPANY includes, but is not limited to, COMPANY Technology, any Manufacturing Process purchased by COMPANY pursuant to the terms of Sections 9.1 and 9.3 and Improvements. The restrictions of this Section will not apply to any portion of the Confidential Information which (a) is known to the recipient at the time of disclosure and is not subject to another confidentiality obligation to the discloser or its Affiliates, as reasonably documented by recipient’s written records; (b) later becomes public knowledge through no fault of the recipient; (c) is received from a third party having the lawful right to disclose the information; or (d) is independently developed by or on behalf of recipient without use of or reliance upon discloser’s Confidential Information. Information will not be deemed to be part of the “public domain” by reason solely that it is known to only a few of those people to whom it might be of commercial interest, and a combination of two (2) or more portions of the Confidential Information shall not be deemed to be generally available to the public by reason solely of each separate portion being so available.

10.2

Permitted Disclosure. A party may disclose Confidential Information of the other party to (a) its Affiliates, and to its and their directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use and (b) the extent such disclosure is required to comply with Applicable Law, the rules of any stock exchange or listing entity, or to defend or prosecute litigation; provided, however, that the recipient provides prior written notice of such disclosure to the discloser and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure, including upon the discloser’s request, seeking confidential treatment of such Confidential Information. Moreover, COMPANY may disclose Confidential Information of AmbioPharm relating to the Development and/or Manufacture of Product to entities with whom COMPANY has (or may have) a marketing and/or development collaboration or to bona fide actual or prospective underwriters, investors, lenders or other financing sources or to potential acquirors of the business to which this Agreement relates, and who in each case have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use.

10.3

Return of Confidential Information. This Agreement does not constitute the conveyance of ownership with respect to or a license to any Confidential Information, except as otherwise provided in this Agreement. Upon the expiration or termination of this Agreement for any reason, each party agrees, except as otherwise provided in this Agreement, to return to the other party all documentation or other tangible evidence or embodiment of Confidential Information belonging to the other party and not to use such Confidential Information, unless otherwise agreed. Notwithstanding the foregoing, one archival copy may be maintained by the recipient and kept confidential and segregated from the recipient’s regular files.

10.4

Public Statements. Except to the extent otherwise required in order to comply with any Applicable Law, neither party will make any public statements or releases concerning this Agreement or the transactions contemplated by this Agreement, or use the other party’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other party.

11.

Representations and Warranties.

11.1

AmbioPharm’s Representations and Warranties. AmbioPharm represents and warrants to COMPANY that:

(a)          it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

(b)          the execution and delivery of this Agreement by AmbioPharm has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of AmbioPharm, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(c)          the Services will be performed with requisite care, skill and diligence, in accordance with Applicable Law and industry standards, and by individuals who are appropriately trained and qualified;

(d)          it has and shall continue to have written agreements with its directors, officers, employees, agents, permitted subcontractors and representatives to effectuate the terms of this Agreement, including without limitation Sections 9 and 10 hereof, and shall enforce such agreements to provide COMPANY with the benefits thereof;

(e)          the conduct and the provision of the Services will not violate any patent, trade secret or other proprietary or intellectual property rights of any third party and it will promptly notify COMPANY in writing should it become aware of any claims asserting such violation;

(f)           it shall not use or incorporate any invention, discovery, technology, know-how and/or other intellectual property that is not owned by, or otherwise assignable by, AmbioPharm in the performance of the Services without the prior written consent of COMPANY;

(g)          at the time of delivery to COMPANY, the Product Manufactured under this Agreement (i) will have been Manufactured in accordance with cGMP (if applicable) and all other Applicable Law, the Manufacturing Process, the applicable Quality Agreement, and Specifications, (ii) will conform to the Specifications; and (iii) will not be adulterated or misbranded under the FDCA or other Applicable Law; and

(h)          AmbioPharm, its Affiliates, approved subcontractors, and each of their respective officers and directors, as applicable, and any person used by AmbioPharm, its Affiliates or approved subcontractors to perform Services under this Agreement (i) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with the Services any person who has been debarred or is subject to a pending debarment pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), (iii) are not disqualified by any government or regulatory agencies from performing specific services, and are not subject to a pending disqualification proceeding, and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. AmbioPharm will notify COMPANY immediately if AmbioPharm, its Affiliates, approved subcontractors, or any of their respective officers or directors, as applicable, or any person used by AmbioPharm, its Affiliates or approved subcontractors to perform Services under this Agreement is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of AmbioPharm’s knowledge, is threatened.

11.2

COMPANY Representations and Warranties. COMPANY represents and warrants to AmbioPharm that:

(a) it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, that are inconsistent with the provisions of this Agreement; and

(b) the execution and delivery of this Agreement by COMPANY has been authorized by all requisite corporate action and this Agreement is and will remain a valid and binding obligation of COMPANY, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

11.3

Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

12.

Indemnification.

12.1

Indemnification by AmbioPharm. AmbioPharm agrees to indemnify COMPANY, its Affiliates and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “COMPANY Indemnitees”) against any and all losses, damages, liabilities or expenses (including reasonable attorney’s fees and other costs of defense) (collectively, “Losses”) in connection with any and all actions, suits, claims or demands that may be brought or instituted against any COMPANY Indemnitee by any third party to the extent they arise out of or relate to (a) breach of this Agreement by AmbioPharm, or (b) AmbioPharm Indemnitees’ negligence or willful misconduct in performing obligations under this Agreement.

12.2

Indemnification by COMPANY. COMPANY agrees to indemnify AmbioPharm, its Affiliates and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “AmbioPharm Indemnitees”) against any and all Losses in connection with any and all actions, suits, claims or demands that may be brought or instituted against any AmbioPharm Indemnitee by any third party to the extent they arise out of or relate to (a) the use of the Product (except to the extent that such Losses are within the scope of the indemnification obligation of AmbioPharm under Section 12.1), (b) any breach of this Agreement by COMPANY, or (c) any COMPANY Indemnitees’ negligence or willful misconduct in performing obligations under this Agreement.

12.3

Indemnification Procedures. Each party agrees to notify the other party within thirty (30) days of receipt of any claims made for which the other party might be liable under Section 12.1 or 12.2, as the case may be. Subject to Section 12.4, the indemnifying party will have the right, but not the obligation, to defend, negotiate, and settle such claims. The indemnified party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist therein; provided, however, that if the indemnifying party elects to defend the indemnified party, the indemnifying party will have final decision-making authority regarding all aspects of the defense of any claim. The party seeking indemnification will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party. The parties understand that no insurance deductible will be credited against losses for which a party is responsible under this Section 12.

12.4

Settlement. Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent. If a settlement contains an absolute waiver of liability for the indemnified party, and each party has acted in compliance with the requirements of Section 12.3, then the indemnified party’s consent will be deemed given. Notwithstanding the foregoing, AmbioPharm will not agree to settle any claim on such terms or conditions as would impair COMPANYs ability or right to Manufacture, market, sell or otherwise use Product, or as would impair AmbioPharm’s ability, right or obligation to perform its obligations under this Agreement.

12.5

Limitation of Liability. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, HOWEVER CAUSED, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT AS A RESULT OF A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN SECTION 10.  NOTHING IN THIS SECTION 12.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

13.

Insurance.

13.1

AmbioPharm Insurance. AmbioPharm will secure and maintain in full force and effect throughout the term of this Agreement (and for at least five (5) years thereafter for claims made coverage), insurance with coverage and minimum policy limits set forth as follows:

(a)          Worker’s Compensation, including coverage for occupational disease, with benefits determined by statute;

(b)          Comprehensive General Liability and Personal/Advertising Injury, including coverage for contractual liability assumed by AmbioPharm and coverage for AmbioPharm’s independent contractor(s), with at least Two Million United States Dollars ($2,000,000) combined single limit for bodily injury and property damage per occurrence, and a general aggregate limit of Two Million United States Dollars ($2,000,000);

(c)          Products Liability, exclusive of the coverage provided by the Comprehensive General Liability policy, with at least Two Million United States Dollars ($2,000,000) per occurrence and an aggregate limit of Two Million United States Dollars ($2,000,000);

(d)          “All Risk” Property, valued at replacement cost, covering loss or damage to the Facility and COMPANYs property and materials in the care, custody, and control of AmbioPharm, including without limitation, COMPANY Materials and COMPANY Equipment; and

(e)          Comprehensive Automobile Liability, Employer’s Liability, and Umbrella Liability, in such amounts and under such terms as are customary for similar companies providing like services.

13.2

Evidence of Insurance. Upon Request, AmbioPharm will furnish to COMPANY a certificate from an insurance carrier (having a minimum AM Best rating of A and financial strength of VIII) demonstrating the insurance requirements set forth above.

13.3

Insurance Information. AmbioPharm will comply, at COMPANYs expense, with reasonable requests for information made by COMPANYs insurance provider representative(s), including permitting such representative(s) to inspect the Facility during operational hours and upon reasonable notice to AmbioPharm. In regard to such inspections, the representative(s) will adhere to such guidelines and policies pertaining to safety and non-disclosure as AmbioPharm may reasonably require.

14.

Term and Termination.

14.1

Term. This Agreement will take effect as of the Effective Date and, unless earlier terminated pursuant to this Section 14, will expire on the later of (a) three (3) years from the Effective Date, or (b) the completion of Services under all Work Orders executed by the parties prior to the third anniversary of the Effective Date. The term of this Agreement may be extended by COMPANY continuously for additional two (2) year periods upon written notice to AmbioPharm at least thirty (30) days prior to the expiration of the then current term.

14.2

Termination by COMPANY. COMPANY will have the right, in its sole discretion, to terminate this Agreement or any Work Order (a) upon thirty (30) days prior written notice to AmbioPharm, or (b) immediately upon written notice if (i) in COMPANYs reasonable judgment, AmbioPharm is or will be unable to perform the Services in accordance with the agreed upon timeframe and/or budget set forth in the applicable Work Order, or (ii) AmbioPharm fails to obtain or maintain any material governmental licenses or approvals required in connection with the Services.

14.3

Termination by Either Party. Either party will have the right to terminate this Agreement or any signed Work Orders that are pending by written notice to the other party, upon the occurrence of any of the following:

(a)           the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for sixty (60) days);

(b)          the other party fails to start and diligently pursue the cure of a material breach of this Agreement within thirty (30) days after receiving written notice from the other party of such breach; or

(c)          a force majeure event that will, or continues to, prevent performance (in whole or substantial part) of this Agreement or any pending Work Order for a period of at least ninety (90) days. In the case of a force majeure event relating solely to a pending Work Order, the right to terminate will be limited to such Work Order.

14.4

Effect of Termination. AmbioPharm will, upon receipt of a termination notice from COMPANY, promptly cease performance of the applicable Services and will take all reasonable steps to mitigate the out-of-pocket expenses incurred in connection therewith. The COMPANY shall purchase all product that satisfies the specifications, which AmbioPharm has already manufactured under and in accordance with this Agreement or a specific Work Order, as applicable, as of the date of termination, and will reimburse AmbioPharm for all non-cancelable commitments to purchase materials entered into by AmbioPharm specifically to conduct the services hereunder. In addition to which, a markup of up to 40% on actual cost will be charged by AmbioPharm as implicit cost. i.e. 1.4 times of Manufacturing Cost (direct materials cost + direct labor cost + manufacturing overhead + Selling, General & Administrative Expense), except to the extent the cost of such materials is covered by any prepayment made by COMPANY under this Agreement. In particular, AmbioPharm will use its best efforts to:

(a)          immediately cancel, to the greatest extent possible, any third-party obligations;

(b)           promptly inform COMPANY of any irrevocable commitments made in connection with any pending Work Order(s) prior to termination;

(c)          promptly inform COMPANY of the cost of any remaining unused, unreturnable materials ordered pursuant to any pending Work Order(s), and either deliver such materials to COMPANY (or its designee) or properly dispose of them, as instructed by COMPANY; and

(d)         perform only those services and activities mutually agreed upon by COMPANY and AmbioPharm as being necessary or advisable in connection with the close-out of any pending Work Order(s).

14.5

Return of Materials/Confidential Information. Upon the expiration or termination of this Agreement, each party will promptly return all Confidential Information of the other party that it has received pursuant to this Agreement as required by Section 10.3 and otherwise comply with the obligations set forth in Section 10.3. AmbioPharm will also promptly return all COMPANY Materials, COMPANY Equipment, retained samples, data, reports and other property, information and know-how in recorded form that was provided by COMPANY, or developed in the performance of the Services, that are owned by or licensed to COMPANY. For the avoidance of doubt, COMPANY may retain copies of any and all Records and Batch records.

14.6

Inventories. Upon expiration or termination of this Agreement or a pending Work Order, COMPANY at its discretion (a) may purchase from AmbioPharm any existing inventories of Product ordered under this Agreement that conforms to the Specifications and is Manufactured in accordance with cGMP (if applicable) and the Manufacturing Process, at the price for such Product set forth in the applicable Work Order, and (b) may either (i) purchase any such Product in process held by AmbioPharm as of the date of the termination, at a price to be mutually agreed (it being understood that such price will reflect, on a pro rata basis, work performed and non-cancelable out-of-pocket expenses actually incurred by AmbioPharm with respect to the Manufacture of such in-process Product), or (ii) direct AmbioPharm to dispose of such material at COMPANYs cost.

14.7

Payment Reconciliation. Within thirty (30) days after the close-out of a Work Order, AmbioPharm will provide to COMPANY a written itemized statement of all work performed by it in connection with the terminated Work Order, an itemized breakdown of the costs associated with that work, and a final invoice for that Work Order. If COMPANY has pre-paid to AmbioPharm more than the amount in a final invoice then AmbioPharm agrees to promptly refund that money to COMPANY, or to credit the excess payment toward another existing or future Work Order, at the election of COMPANY.

14.8

Survival. Expiration or termination of this Agreement for any reason will not relieve either party of any obligation accruing prior to such expiration or termination. Further, the provisions of Sections 1, 2.3, 4, 5.4 through 5.7, 6, 9 through 13, 14.4 through 14.8 and 15, and the provisions of any applicable Quality Agreement, will survive any termination or expiration of this Agreement.

15.

Miscellaneous.

15.1

Independent Contractor. All Services will be rendered by AmbioPharm as an independent contractor for federal, state and local income tax purposes and for all other purposes. AmbioPharm will not in any way represent itself to be a partner or joint venture of, or with COMPANY. This Agreement does not create an employer-employee relationship between COMPANY on the one hand and AmbioPharm or any employee, subcontractors, Affiliate of AmbioPharm, or any AmbioPharm personnel on the other. AmbioPharm is acting under this Agreement as an independent contractor with full power and authority to determine the means, manner and method of performance of AmbioPharm’s duties. AmbioPharm shall be responsible for and shall withhold and/or pay any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of AmbioPharm’s employees and other AmbioPharm personnel. AmbioPharm understands and agrees that it is solely responsible for such matters and that it will indemnify COMPANY and hold COMPANY harmless from all claims and demands in connection with such matters.

15.2

Force Majeure. Except as otherwise expressly set forth in this Agreement, neither party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, acts of God or acts, omissions, or delays in acting, by any governmental authority (“force majeure”). The party affected by any event of force majeure will promptly notify the other party, explaining the nature, details and expected duration of the force majeure event. Such party will also notify the other party from time to time as to when the affected party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other party of the cessation of any such event. A party affected by an event of force majeure will use its reasonable efforts to remedy, remove, or mitigate such event and the effects of it with all reasonable dispatch. If a party anticipates that an event of force majeure may occur, such party will notify the other party of the nature, details and expected duration of the force majeure event. Upon termination of the event of force majeure, the performance of any suspended obligation or duty will promptly recommence.

15.3

Notices. All notices must be in writing and sent to the address for the recipient set forth in this Agreement below or in a subsequent notice as the recipient may specify in writing under this procedure. All notices must be given (a) by personal delivery, with receipt acknowledged, or (b) by first class, prepaid certified or registered mail, return receipt requested, or (c) by prepaid international express delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

If to AmbioPharm, to:

Dr. Chris Bai
AmbioPharm, Inc.
1024 Dittman Court

North Augusta, SC 29842

[***]Telephone: [***]

Fax: [***]

If to COMPANY, to:

COMPANY

Kineta, Inc.

219 Terry Avenue North, Suite 300

Seattle, WA 98109

Attention: Shawn Iadonato, CEO

Email: [***]

With email copy to: [***]

Tel: [***]

15.4

Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that COMPANY may, without such consent, but with notice to the AmbioPharm, assign this Agreement, in whole or in part, (a) in connection with the transfer or sale of all or substantially all of its assets or the line of business or Product to which this Agreement relates, (b) to a successor entity or acquirer, licensor or collaborator in the event of a merger, consolidation or change of control, or (c) to any Affiliate. Any purported assignment in violation of the preceding sentence will be void. Any permitted assignee will assume the rights and obligations of its assignor under this Agreement.

15.5

Entire Agreement. This Agreement, including the attached Appendices and any fully-signed Work Orders, each of which are incorporated herein, constitute the entire agreement between the parties with respect to the specific subject matter of this Agreement and all prior agreements with respect thereto are superseded. Notwithstanding the foregoing, the Mutual Confidentiality Agreement entered by AmbioPharm and Kineta, Inc., the COMPANY’s parent, as of March 6, 2018 (the “CDA”) shall not be subject to the foregoing provisions of this Section 15.5 but is hereby terminated by the Parties as of the Effective Date. The obligations of the parties under such Mutual Confidentiality Agreement with respect to disclosures made by the parties to each other prior to the Effective Date shall survive the termination thereof.

15.6

No Modification. This Agreement and and/or any Work Order or Quality Agreement may be changed only by a writing signed by authorized representatives of both parties.

15.7

Severability; Reformation. If for any reason a court of competent jurisdiction finds any provision of this Agreement or any portion of such a provision to be invalid or unenforceable, such provision will be reformed to the extent required to make the provision valid and enforceable to the maximum extent permitted by law.

15.8

Governing Law. The validity, interpretation, and enforcement of this Agreement, matters arising out of or related to this Agreement or its making, performance or breach, and related matters shall be governed by the laws of the State of New York and all rights and remedies shall be governed by such laws without reference to choice of law doctrine. The parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods, and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

15.9

Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver, extension or amendment will be evidenced by an instrument in writing executed by an officer authorized to execute waivers, extensions or amendments.

15.10

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

15.11

Headings. This Agreement contains headings only for convenience and the headings do not constitute or form a part of this Agreement, and should not be used in the construction of this Agreement.

15.12

No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other persons.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

COMPANY		AMBIOPHARM INC.

By	/s/ Craig Philips	By	/s/ Chris Bai

Print Name:	Craig Philips	Print Name:	Chris Bai

Title:	President	Title:	CEO

Date	November 22, 2019	Date	November 22, 2019

SCHEDULE 1

KINETA-OWNED MANUFACTURING PROCESS

APPENDIX A